Silver Dragon Signs Definitive Agreement to Sell Erbahuo Silver Mine in China

Beijing, China--(Newsfile Corp. - June 14, 2012) - Silver Dragon Resources Inc. (OTCBB: SDRG) is pleased to announce that it has entered into a definitive agreement to sell its 70% interest in the Erbahuo Silver Mine in China along with its Chinese subsidiary, Chifeng Silver Dragon Resources & Technologies, Ltd., to a private Chinese investor for RMB 7.4 million or approximately US$1.17 million. Proceeds from the sale of Erbahuo will be used for further exploration and development of Silver Dragon's other properties in China, including Dadi and Laopandao, of which Silver Dragon has a 40% interest.

The Board of Directors of both Sino-Top and Silver Dragon reviewed the proposal and unanimously determined that the sale of Erbahuo is in the best interest of the Sino-Top joint venture (See “About Sino-Top” later in this press release). The joint venture will focus on developing the award winning Dadi Silver-Polymetallic property into a 2,000 tonne-per-day Silver-Lead-Zinc ore processing operation by 2014.

Under the terms of the agreement, Silver Dragon has received a payment of RMB1 million or approximately US$158,000, and will receive two further payments: RMB5 million (US$793,000) before July 15, 2012; and RMB1.4 million (US$222,000) before November 1, 2012.

"I am pleased that we have been able to monetize our Erbahuo mine, which is the smallest of our properties, so that we can focus on our prime assets in China," commented Marc Hazout, President and CEO of Silver Dragon Resources Inc. "We are currently continuing our exploration programs at our Dadi, Laopandao and Aobaotugounao properties, and preparing our Dadi project for production with the submission of our mining license application which we expect to receive in the last quarter of this year.”

About Sino-Top

Sanhe Sino-Top Resources & Technologies, Ltd. (“Sino-Top'') was originally incorporated in 2003 as a Chinese company wholly-owned by Huaguan Industrial Corp. (“HIC''), a subsidiary of the state-owned North China Geological Exploration Bureau. Sino-Top became an American-Chinese joint venture in 2005. Silver Dragon Resources Inc. acquired Sino-Top in 2006, and currently owns 40% of Sino-Top after having sold 50% of its ownership interest to its Chinese partners. The Chinese side partners, led by Gansu Shengda Group Ltd. (“Shengda”), at 52%, and HIC, at 8%, collectively together own 60% of Sino-Top. Sino-Top holds exclusive exploration and development rights to six properties in northern China (Inner Mongolia), covering a total area of 139 km2. Sino-Top won the prestigious Prospector/Explorer of the Year Award for its Dadi Silver Polymetallic Project, at the China Mining Congress & Expo 2009 held in Tianjin, China, during October 20-22, 2009.

About Silver Dragon Resources Inc.

Silver Dragon Resources Inc. is a mining and metals company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. Silver Dragon's objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant silver producer by developing, its six Sino-Top properties in China (particularly its Dadi and Laopandao flagship properties). For more information, please visit the Company's website at: www.silverdragonresources.com (available in Chinese).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical, such as statements regarding the exploration and development of the Dadi silver-polymetallic project, outcome and timing for the completion of further assays and metal amounts in partial assay results, are forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur.

Contact

Silver Dragon Resources Inc.
Marc Hazout, President or Alessandro Motta, Investor Relations
(416) 223-8500 or Toll Free: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com